Exhibit 99.4

LEGAL OPINION REGARDING CERTAIN PRC LEGAL MATTERS

IN RELATION TO THE PROPOSED OFFERING AND LISTING

OF

PRESTIGE WEALTH INC.

May 12, 2023

Sent via Email

TO: Prestige Wealth Inc.

Attn: Mr. Ngat Wong

Suite 5102, 51/F, Cheung Kong Center

2 Queen’s Road Central, Hong Kong

I. INTRODUCTION

We, Jincheng Tongda & Neal Law Firm (“JT&N”), are duly qualified lawyers of the People’s Republic of China (the “PRC” or “Mainland China”), and as such are qualified to issue this legal opinion (this “Opinion”) in respect of the PRC Laws (as defined herein), effective as of the date of this Opinion. For the purpose of this Opinion, the PRC excludes Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan Region.

We have acted as the legal counsel as to the PRC Laws to Prestige Wealth Inc. (the “Issuer”), a company incorporated in the Cayman Islands, in connection with the Issuer’s registration statement on Form F-1, including all amendments and supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended), on and after the date of this Opinion and as amended to date, relating to the initial public offering (this “Offering”) by the Issuer of its shares on Nasdaq. We are requested to issue this Opinion solely in connection with the applications of the CSRC’s Trial Measures (as defined herein), the CAC’s Cybersecurity Review Measures (as defined herein), and any other filing, approval, and permission requirements under the applicable PRC Laws regarding this Offering.

PRC Legal Opinion
Prestige Wealth Inc.
May 12, 2023

For the purpose of this Opinion, the “Companies” herein refers to the Issuer and the companies directly or indirectly controlled by the Issuer, including:

●	Prestige Private Wealth Management Limited (盛德家族财富管理有限公司), a company incorporated in the British Virgin Islands;

●	Prestige Asset International Inc. (盛德资产国际有限公司), a company incorporated in the British Virgin Islands;

●	Prestige Wealth Management Limited (盛德财富管理有限公司), a Hong Kong corporation；

●	Prestige Wealth America Inc., a California corporation;

●	Prestige Asset Management Limited (盛德资产管理有限公司), a Hong Kong corporation (“PAM”);

●	Prestige Global Asset Management Limited, an exempted company incorporated in the Cayman Islands; and,

●	Prestige Global Capital Inc., an exempted company incorporated in the Cayman Islands.

This Opinion is rendered based on our examination of the Documents (as defined herein) reviewed up to April 28, 2023, and subject to the Assumptions, and the Limitations and Qualifications, as set out herein.

II. EXAMINATION OF DOCUMENTS AND ASSUMPTIONS

In rendering this Opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the due diligence documents provided by the Issuer up to April 27, 2023 (collectively, the “Documents”), as follows:

A.	Registration statement on Form F-1, and the prospectus that form a part of the registration statement, filed by the Issuer with the SEC on March 10, 2023 (the “March Registration Statement”);

B.	Opinion of Conyers Dill & Pearman, legal counsel of the Issuer as to Cayman Islands laws, regarding the validity of the Ordinary Shares being registered and certain Cayman Islands tax matters, dated February 10, 2023, and filed as Exhibit 5.1 of the Registration Statement;

C.	Corporate records of the controlling shareholder of the Issuer, Prestige Financial Holdings Group Limited, including certificate of incorporation, memorandum and articles of association, register of members, register of directors;

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Prestige Wealth Inc.
May 12, 2023

D.	Identity document of Chi Tak Sze (师志德), the beneficial owner and director of the Issuer;

E.	Corporate records of the Companies, including but not limited to certificate of incorporation, business registration, memorandum and articles of association, register of members, register of directors;

F.	License held by PAM under the Securities and Futures Ordinance of Hong Kong, Cap. 571;

G.	Identity documents of the management of the Issuer, including Hongtao Shi (师鸿涛), chairman and CEO, and Ngat Wong (汪屹), CFO and COO;

H.	List of clients of the Companies during the Reporting Periods (as defined herein);

I.	Telephone recording between the Issuer and the officer of the CCRC (as defined herein);

J.	Affirmation Letter issued by the Companies and relevant individuals, including Chi Tak Sze, Hongtao Shi, and Ngat Wong, as of May 12, 2023; and,

K.	Other instruments as we have considered necessary or advisable for the purpose of rendering this Opinion, including but not limited to our research of public records up to May 10, 2023.

For the purpose of this Opinion, our “knowledge” (or any similar concept) with respect to any matter means (a) the actual knowledge regarding such matter of the particular attorneys who are presently employees or partners of JT&N based on our examination of the Documents; and (b) that we make no representation that we have undertaken any review of other files or other independent investigation with respect to any such matter.

In our examination of the Documents, we have assumed, without independent investigation and inquiries, the following assumptions (the “Assumptions”):

A.	All Documents submitted to us as originals are authentic and all Documents submitted to us as copies conform to their originals and such originals are authentic.

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B.	All Documents have been validly authorized, executed and delivered by all the relevant parties thereto, other than the Companies and all natural persons who have the necessary legal capacity.

C.	All signatures, seals and chops on the Documents submitted to us are genuine.

D.	All Documents and the factual statements provided to us by the Issuer, including but not limited to those set forth in the Documents, are complete, true and correct.

E.	No amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this Opinion.

F.	Each of the parties to the Documents, other than the Companies, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation.

G.	Each of the parties to the Documents, other than the Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation.

H.	All governmental authorizations and other official statement or documentations provided to us are obtained from the competent government authorities by lawful means in due course.

I.	All Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than the PRC Laws (as defined herein).

J.	All required consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than of the PRC in connection with the transactions contemplated under the Registration Statement have been obtained or made, or where such required consents, license, permits, approvals, exemptions or authorizations have not been obtained or made as of the date hereof, no circumstance will cause or result in any failure for the same to be obtained or made.

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PRC Legal Opinion
Prestige Wealth Inc.
May 12, 2023

III. DEFINITIONS

Unless the context otherwise requires, the following terms in this Opinion shall have the meanings ascribed to them below:

“CAC”	refers to the Cyberspace Administration of China;
“CCRC”	refers to the China Cybersecurity Review Technology and Certification Center, which undertakes cybersecurity review for the CAC pursuant to the Cybersecurity Review Measures (as defined herein);

“CSRC”	refers to the China Securities Regulatory Commission;
“CSRC Filing Rules”	refers to the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), along with five (5) supporting guidelines, promulgated by the CSRC on February 17, 2023, and effective on March 31, 2023;

“Cybersecurity Review Measures”	refers to the Measures for Cybersecurity Review promulgated by the CAC, along with twelve (12) other government departments, on January 4, 2022, and effective on February 15, 2022;
“Guideline No. 1”

refers to the Guidelines on Application of Regulatory Rules — Overseas Offering and Listing Category No. 1, promulgated along with the Trial Measures and as part of the CSRC Filing Rules on February 17, 2023, and effective on March 31, 2023;

“PRC Laws”

refers to any and all laws, regulations, statutes, rules, decrees, notices, and the Supreme Court’s judicial interpretations currently in effect and publicly available in the PRC as of the date hereof;

“Reporting Periods”	refers to the fiscal years ended September 30, 2022, 2021 and 2020;
“Security Assessment Measures”	refers to the Measures of Security Assessment for Outbound Data Transfers, promulgated by the CAC on July 7, 2022 and effective on September 1, 2022.

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PRC Legal Opinion
Prestige Wealth Inc.
May 12, 2023

IV. OPINIONS

Based on the foregoing, we are of the opinion, subject to the Limitations and Qualifications set forth in this Opinion, that:

A.	This Offering by the Issuer Does Not Constitute An “Overseas Offering Securities and Listing by PRC Domestic Companies” Under the Trial Measures.

1.	By definition, this Offering by the Issuer does not fall within the scope of “direct overseas offering and listing by PRC domestic companies”.

In accordance with Article 1 of the Trial Measures, the Trial Measures, including the underlying record-filing requirements, apply to both direct and indirect overseas securities offering and listing by PRC domestic companies. As defined in Paragraph 1 of Article 2 of the Trial Measures, “a direct overseas offering and listing by PRC domestic companies refers to such overseas offering and listing by a joint-stock company incorporated domestically.” Based on our examination of the Documents, the Issuer is duly incorporated and existing under the laws of the Cayman Islands, and not a joint-stock company incorporated in the PRC.

Thus, this Offering does not fall under the scope of “direct overseas securities offering and listing by PRC domestic companies”.

2.	This Offering by the Issuer is not based on the underlying rights of PRC domestic companies as the Issuer does not directly or indirectly own or control any PRC domestic company.

In accordance with Paragraph 2 of Article 2, an indirect overseas offering and listing by PRC domestic companies refers to such overseas offering and listing by a company in the name of an overseas incorporated entity, whereas the company’s major business operations are located domestically and such offering and listing is based on the underlying equity, assets, earnings, or any other similar rights of a PRC domestic company. Paragraph 1 of Article 15 further clarifies that, an overseas offering and listing is deemed “indirect” if, (i) 50% or more of an issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by the PRC domestic companies; and, (ii) the issuer’s business activities are substantially conducted in Mainland China, or its principal place(s) of business are located in Mainland China, or the senior managers in charge of its business operations and management are mostly Chinese citizens or domiciled in Mainland China.

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PRC Legal Opinion
Prestige Wealth Inc.
May 12, 2023

Based on our examination of the Documents and as confirmed by the Issuer, as of the date of this Opinion, we have not found that the Companies have directly or indirectly owned or controlled any PRC domestic entities, in form of equity, shares, or any other similar rights, through joint ventures, partnerships, or any other similar arrangements, or by establishing offices, branch offices, or representative offices. The corporate structure of the Issuer is attached herein as Schedule I.

Based on the foregoing, we are of opinion that this Offering by the Issuer is not “based on the underlying equity, assets, earnings or other similar rights of a PRC domestic company,” as defined in Article 2, and the Issuer’s operating revenue, total profit, total assets, or net assets is not “accounted for by the PRC domestic companies” as stipulated in Paragraph 1 of Article 15. Thus, this Offering does not fall under the definition of “indirect overseas offering and listing by PRC companies” as stipulates in the Trial Measures

3.	When making the determination on the “substance over form” basis, the Issuer does not fall within the scope of record-filing under the Trial Measures.

Paragraph 2 of Article 15 stipulates that the determination as to whether or not an overseas offering and listing by a PRC domestic company is indirect, shall be made on a “substance over form” basis. The CSRC further provides the guidelines for such determination in the Guideline No. 1. Pursuant to Section 4 of the Guideline No. 1, where an issuer does not fall under the circumstances stipulated in Paragraph 1 of Article 15 of the Trial Measures, but submits its application for offering and listing in an overseas market as a non-domestic (or non-regional) issuer in accordance with the relevant overseas securities rules, and the risk factors disclosed as required are mainly related to PRC domestic matters, the securities company and the issuer’s PRC lawyer shall, in accordance with Paragraph 2 of Article 15, follow the principle of “substance over form” and conduct comprehensive demonstration and identification of whether the issuer falls under the scope of record-filing under the Trial Measures.

Based on our examination of the March Registration Statement submitted by the Issuer on March 10, 2023, the Issuer disclosed a total of 73 risk factors under three (3) categories, including (a) eight (8) risk factors under the subtitle “Risks Related to the Potential Impact of PRC Laws and Regulations on Our Subsidiaries’ Business”, (b) 38 under “Risks Related to Our Subsidiaries’ Business and Industry”, and (c) 27 under “Risks Related to Our Ordinary Shares and This Offering”. We believe that the risk factors disclosed by the Issuer are not considered “mainly” related to PRC domestic matters because the risk factors disclosed relating to the PRC domestic matters are not significant in quantity.

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PRC Legal Opinion
Prestige Wealth Inc.
May 12, 2023

When we further make the determination as to whether or not this Offering by the Issuer is deemed as an indirect overseas offering and listing by PRC domestic companies on the “substance over form” basis, we have considered the business activities conducted by the Companies, the number of clients of the Companies who are residents of Mainland China, and the revenues generated from such clients.

As described in the March Registration Statement and confirmed by the Issuer, the Companies are wealth management and asset management services providers, mainly based in Hong Kong and with the majority of their operations in Hong Kong. The Companies assist their clients in identifying and purchasing wealth management products and global asset management products, and such activities are mainly conducted in Hong Kong. The Companies do not maintain any office or personnel in Mainland China.

Based on our examination of the Documents and as confirmed by the Issuer, a majority of the Companies’ clients reside in Mainland China and Hong Kong. Based on the March Registration Statement, revenue from wealth management services is generated from referral fees paid by insurance brokers who successfully sold wealth management products to the clients of the Companies, and revenue from asset management services is generated from advisory service fees, performance fees, management fees, and subscription fees. Details of the wealth management services and asset management services contributed to the total revenue of the Issuer during the Reporting Periods are as follows:

	For the years ended September 30,
	2022	% of Revenue	2021	% of Revenue	2020	% of Revenue
Wealth management services	$1,760,760	84.44%	$1,833	0.07%	$1,758,331	68.64%
Asset management services	$324,518	15.56%	$2,790,346	99.93%	$803,469	31.36%
Total net revenue	$2,085,278	100.00%	$2,792,179	100.00%	$2,561,800	100.00%

Based on the Documents and as confirmed by the Issuer, the percentage of the clients of the Companies who reside in Mainland China accumulated during the Reporting Periods is approximately 53% of the total number of clients of the Companies, and for the years ended September 30, 2022, 2021, and 2020, such percentages are approximately 50%, 54%, and 58%, respectively. For the years ended September 30, 2022, 2021, and 2020, the percentages of revenue generated from clients who reside in Mainland China are approximately 0%, 34%, and 19%, respectively. Further, the Issuer confirmed that, for the year ended September 30, 2022, the revenue generated from such clients in Mainland China is approximately 0% for wealth management services, and approximately 1% for asset management services. Thus, the Issuer generated nearly no revenue or profit from sources in Mainland China for the most recent fiscal year. The Issuer also confirmed that from September 30, 2022 to the date of this Opinion, the Companies did not have any new client. Therefore, while about 50% of the clients of the Companies are domiciled in Mainland China, the revenue generated from such PRC clients during the Reporting Periods is not substantial.

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PRC Legal Opinion
Prestige Wealth Inc.
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Based on the foregoing, we believe that even under the principal of “substance over form”, this Offering by the Issuer shall not be deemed as an “indirect overseas offering and listing by PRC domestic companies”.

We are aware that Hongtao Shi (师鸿涛) and Xinyu Zhao (赵新宇) control four (4) entities, directly or indirectly, in the PRC, including Shengde Strategic Investment Partnership (LP) (青岛盛德策略投资合伙企业（有限合伙）), Shengde Shengshi (Beijing) Investment Co., Ltd. (盛德盛世（北京）投资有限公司), Prestige Asset Management Co., Ltd. (盛德策略（北京）资产管理有限公司), and Qingdao Shengde Everest Equity Investment Center (LP) (青岛盛德珠峰股权投资中⼼（有限合伙）) (collectively, the “Four PRC Entities”), which have their registered scopes of business similar with the ones of the Companies, and used the brand names, logos, and/or trademarks of “盛德” and/or “Prestige”. Hongtao Shi is the son of the beneficial owner and director of the Issuer, Chi Tak Sze (师志德), and Xinyu Zhao is the spouse of Chi Tak Sze.

Based on our examination of the Documents and as confirmed by the Issuer, as of the date of this Opinion, except where otherwise indicted herein, we have not found any PRC domestic entities that are held by the direct and indirect shareholders of the Companies (including but not limited to Prestige Financial Holdings Group Limited and Chi Tak Sze), their related parties (such as Hongtao Shi and Xinyu Zhao), and the business operations of such PRC domestic entities, are relevant to any of the Companies or their business operations, regardless whether such PRC domestic entities (including but not limited to the Four PRC Entities) are held or controlled by such shareholders and/or related parties in form of equity, shares, or any other similar rights, through joint ventures, partnerships, or any other similar arrangements, or are established as offices, branch offices, or representative offices.

The Issuer confirmed that, as of the date of this Opinion, (i) the Four PRC Entities have no substantial business operation; and, (ii) the Companies, their direct or indirect shareholders and related parties (including but not limited to Prestige Financial Holdings Group Limited, Chi Tak Sze, Xinyu Zhao, and Hongtao Shi), and any PRC domestic entities (including but not limited to the Four PRC Entities) that are held or controlled by such shareholders or related parties in form of equity, shares, or any other similar rights, through joint ventures, partnerships, or any other similar arrangements, or are established as offices, branch offices, or representative offices, have not owned, registered, or apply to register, directly or indirectly, any brand names, logos, or trademarks in the PRC that may cause a third party to identify the brand names, logos, and/or trademarks of the Companies, including but not limited to “盛德” and “Prestige”.

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Thus, we opine that the Four PRC Entities controlled by Hongtao Shi and Xinyu Zhao are not accounted for the “PRC domestic companies” of the Issuer as defined in Article 2 and Article 15 of the Trial Measures.

Based on the foregoing, we are of opinion that this Offering by the Issuer does not constitute an “overseas offering securities and listing by PRC domestic companies,” direct or indirect, under the Trial Measures, and thus, the Companies are not subject to the underlying filing requirements of the Trial Measures.

However, the above analysis and conclusion have not been confirmed by the CSRC, and we cannot assure you that the CSRC will not take a view contrary to ours. As the CSRC Filing Rules are newly adopted, there exists uncertainty with respect to the implementation and interpretation of the Trial Measures and the principle of “substance over form”. If the Companies were later to be required to obtain any permission or approval from or complete any filing procedure with the CSRC, they may be fined or subject to sanctions including order of rectification, warning, and fines, and the Companies’ business and reputation, financial condition, and results of operations may be materially and adversely affected.

B.	The Companies Are Not Required to Apply to A Cybersecurity Review for This Offering.

The Cybersecurity Review Measures require in Article 2 that, the purchase of network products and services by critical information infrastructure operator, or the CIIO, and the data processing activities carries out by online platform operators which affects or may affect national security, shall be subject to cybersecurity review. Further, Article 7 stipulates that online platform operators holding over one million users’ personal information shall apply for a cybersecurity review prior to any public offering on a foreign stock exchange.

Based on our examination of the Documents and as confirmed by the Issuer, as of the date of this Opinion, all the Companies are incorporated outside of Mainland China and mainly operate their businesses in Hong Kong. The Companies do not directly or indirectly own or control any PRC domestic entities, or maintain any office or personnel in Mainland China. During the ordinary course of business, the Companies may conduct data processing activities, including collection, storage, and processing of personal information, but such activities are carried out solely outside of Mainland China, for the purpose of offering products or services in Hong Kong and other jurisdictions outside of Mainland China. On July 25, 2022, the Issuer made an inquiry via telephone with the CCRC concerning the application of cybersecurity review. Based on the fact that the Companies do not have more than one millions users’ personal information, the officer who provides cybersecurity review consultation service under the CCRC believed that the Companies were not required to apply to a cybersecurity review for this Offering.

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PRC Legal Opinion
Prestige Wealth Inc.
May 12, 2023

Further, the Issuer confirmed that, as of the date of this Opinion, (i) none of the Companies have been identified, or informed that they may be identified, as CIIOs by any relevant PRC governmental authorities, or have received any notice, inquiry or investigation in this regard; (ii) none of the Companies control more than one millions users’ personal information; (iii) none of the Companies have been informed by any PRC governmental authority of any requirement for a cybersecurity review; (iv) none of the Companies have been in violation of the any PRC Laws regarding cybersecurity or data security, including but not limited to the Cybersecurity Law of the PRC, the Data Security Law of the PRC, the Personal Information Protection Law of the PRC, the Cybersecurity Review Measures, and the Security Assessment Measures, and (v) none of the Companies have been involved in, or subject to, any occurred, ongoing, pending, or threatened inquiries, investigations, warnings, penalties, lawsuits, arbitrations, or administrative proceedings regarding cybersecurity or data security.

Based on the foregoing, we are of opinion that the Companies are not subject to the Cybersecurity Review Measures and are not required to apply for a cybersecurity review for this Offering.

C.	The Companies Are Not Required to Apply for A Security Assessment for Outbound Data Transfers for This Offering.

The Security Assessment Measures apply to the security assessment of critical data and personal information collected and generated by a data processor in its operation in the PRC, which are to be provided abroad. In accordance with Article 4 of the Security Assessment Measures, in addition to the self-risk assessment requirement for providing any data abroad, a data processor shall apply to the competent cyberspace department for a data security assessment and clearance of outbound data transfers in any of the following circumstances: (i) a data processor provides critical data abroad; (ii) a key information infrastructure operator or a data processor processing the personal information of more than one million people provides personal information abroad; (iii) a data processor has provided personal information of 100,000 people or sensitive personal information of 10,000 people accumulatively abroad since January 1 of the previous year; and (iv) such other circumstances prescribed by the CAC for which security assessment for outbound data transfers is required.

As stated above, based on our examination of the Documents and as confirmed by the Issuer, as of the date of this Opinion, the Companies have not collected, stored, or processed any personal information in Mainland China. Therefore, we are of opinion that the Companies are not subject to the Security Assessment Measures, and are not required to apply for a security assessment for outbound data transfers for this Offering.

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PRC Legal Opinion
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V.	LIMITATIONS AND QUALIFICATIONS

A.	As to matters of law, we limit our opinions to the PRC Laws, and we express no opinion as to any other laws or regulations than the PRC Laws, and our opinions are limited to the facts and laws in existence on the date of this Opinion and at no subsequent time. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefore, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

B.	This Opinion is intended to be used in the context that is specifically referred to herein and each section shall be considered as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

C.	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with the formulation, execution or performance of any legal document that will be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is delivered in our capacity as the Issuer’s PRC counsel solely in connection with this Offering. It may not, without our prior written consent, be relied upon for any other purpose or be disclosed to or relied upon by any other person save that it may be disclosed without such consent to (i) any person to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial proceedings, and (ii) the affiliates of the Issuer, including its respective officers, employees, auditors and professional advisers; on the basis that (a) such disclosure is made solely to enable any such person to be informed that an opinion has been given and to be made aware of its terms but not for the purposes of reliance, and (b) we do not assume any duty or liability to any person to whom such disclosure is made and in preparing this Opinion we only had regard to the interests of the Issuer.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to the Registration Statement submitted by the Issuer on and after the date of this Opinion, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

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[SIGNATURE PAGE]

/s/ Jincheng Tongda & Neal Law Firm
Jincheng Tongda & Neal Law Firm

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Schedule I. Corporate Structure

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